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                                                                     EXHIBIT 2.6

                    MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

                                     BETWEEN

                              ESS TECHNOLOGY, INC.

                                       AND

                                  VIALTA, INC.

                         EFFECTIVE AS OF ________, 2001


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                    MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

         This Master Confidential Disclosure Agreement ("AGREEMENT") is effective as of ______, 2001 ("EFFECTIVE Date"), between ESS TECHNOLOGY, INC., a California corporation ("ESS"), and VIALTA, Inc., a California corporation ("VIALTA"). ESS and Vialta are sometimes referred to herein as the "party" or the "parties."

         WHEREAS, the Board of Directors of each of ESS and Vialta have determined that it is in the best interest of ESS and its stockholders to separate ESS's existing businesses into two independent businesses;

         WHEREAS, as part of the foregoing, ESS and Vialta have entered into a Distribution Agreement (as defined below), which provides, among other things, for the separation of certain Vialta assets and Vialta liabilities, the initial public offering of Vialta stock, the distribution of such stock and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

         WHEREAS, also as part of the foregoing, the parties further desire to enter into this Agreement to provide for the protection of their Confidential Information (as defined below).

         NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                    AGREEMENT

         1. Definitions. the following terms, when capitalized herein, shall have the meanings set forth below in this Section 1. unless indicated otherwise, all other capitalized terms which are used but are not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

                  1.1 "ANCILLARY AGREEMENTS" means the items and agreements listed in Section 2.1 of the Distribution Agreement and all agreements and documents contemplated by such agreements.

                  1.2 "CONFIDENTIAL INFORMATION" shall mean any and all financial, technical, commercial or other information of ESS or Vialta, as appropriate (whether written or oral), including, without limitation, all information, notes, client lists and records, reports, analyses, financial statements, compilations, studies, forms, business or management methods, marketing data, fee schedules, information technology systems and programs, projections, forecasts or trade secrets of ESS or Vialta, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one party by the other party pursuant to this Agreement. Confidential Information shall also include the terms and provisions of this Agreement and any transactions consummated or documents executed by the parties pursuant to this Agreement. Confidential Information does not include any information that
(i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the Receiving Party or its affiliates, advisors or representatives); (ii) hereafter becomes available to the


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Receiving Party on a nonconfidential basis from a source other than the
Disclosing Party or its affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party; or (iii) has already been independently developed without any involvement by the Disclosing Party, or is hereafter independently acquired or developed, by the Receiving Party without violating any confidentiality agreement with or other obligation of secrecy to the Disclosing Party.

                  1.3 "CONFIDENTIALITY PERIOD" means in perpetuity, after either
(A) the Distribution Date with respect to Confidential Information of the Disclosing Party that is known to or in the possession of the Receiving Party as of the Distribution Date or (B) the date of disclosure with respect to Confidential Information that is disclosed by the Disclosing Party to the Receiving Party after the Distribution Date.

                  1.4 "DISCLOSING PARTY" means the party owning or disclosing the relevant Confidential Information.

                  1.5 "DISPUTES" has the meaning set forth in Section 6 ("Dispute Resolution").

                  1.6 "DISTRIBUTION AGREEMENT" means the Distribution Agreement between the parties.

                  1.7 "DISTRIBUTION DATE" has the meaning set forth in the Distribution Agreement.

                  1.8 "PERSON" means any individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or governmental entity or any department, agency or political subdivision thereof.

                  1.9 "RECEIVING PARTY" means the non-owning party or recipient of Confidential Information from the Disclosing Party.

                  1.10 "RESIDUALS" means information (that is not protected by trade secret laws or by a patent of the Disclosing Party) retained in the unaided memory of an individual who has had access to Confidential Information without conscious attempt by such individual to memorize such information.

                  1.11 "SUBSIDIARY" has the meaning defined for that term in the Distribution Agreement.

                  1.12 "THIRD PARTY" means a Person other than ESS, its Subsidiaries and their respective employees and Vialta, its Subsidiaries and their respective employees.

                  1.13 "TRANSACTION AGREEMENTS" means the Distribution Agreement and the Ancillary Agreements.

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         2. Confidentiality.

                  2.1 Confidentiality and Non-use Obligations. During the Confidentiality Period, the Receiving Party shall (i) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of a like nature, (ii) not use such Confidential Information except as expressly permitted under this Agreement, in the Transaction Agreements or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party, and (iii) maintain all Confidential information in trust and confidence and (iv) not disclose such Confidential Information to any Third Party, except as expressly permitted under this Agreement, in the Transaction Agreements or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party.

                  2.2 Disclosure To Sublicensees. The Receiving Party has the right to disclose to its permitted sublicensees portions of Confidential Information as reasonably necessary in the exercise of the Receiving Party's right to grant sublicenses that is expressly granted under any Transaction Agreement, subject to the sublicensee's agreement in writing to confidentiality and non-use terms at least as protective of the Disclosing Party's Confidential Information as the provisions of this Agreement.

                  2.3 Contract Manufacturers. The Receiving Party has the right to disclose to its permitted contract manufacturers portions of the Confidential Information as reasonably necessary in the exercise of the Receiving Party's "have made" rights that are expressly granted under any Transaction Agreement, subject to the contract manufacturer's agreement in writing to confidentiality and non-use terms at least as protective of the Disclosing Party's Confidential Information as the provisions of this Agreement.

                  2.4 Residuals. Notwithstanding any other provision of this Agreement, the Receiving Party shall be free, and the Disclosing Party hereby grants to the Receiving Party, except as otherwise provided in this Section 2.4 ("Residuals") the right, to use for any purpose the Residuals resulting from access to or work with the Confidential Information of the Disclosing Party. However, neither party may use Residuals in the other party's field of business as such field exists on the Separation Date. The Receiving Party shall have no obligation to pay royalties for any use of Residuals. However, this Section 2.4 ("Residuals") does not grant the Receiving Party any rights under any patents, copyrights or trade secrets of the Disclosing Party and does not operate to relieve the Receiving Party from paying royalties to the Disclosing Party under any future patent, trade secret or copyright license between them.

                  2.5 Compelled Disclosure. If the Receiving Party or any of its respective Subsidiaries believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall
(i) give the Disclosing Party prompt and timely written notice so that the Disclosing Party may take steps to oppose such disclosure and (ii) cooperate with

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the Disclosing Party in its attempts to oppose such disclosure. If the Receiving
Party complies with the above, it shall not be prohibited from complying with such requirements to disclose, but shall cooperate with the Disclosing Party to take all reasonable steps to make such disclosure subject to a suitable protective order or otherwise prevent unrestricted or public disclosure. Notwithstanding anything to the contrary, the parties may permissibly disclose Confidential Information in public filings before the Securities and Exchange Commission associated with the Distribution Agreement and Ancillary Agreements.

                  2.6 No Restriction On Disclosing Party. Nothing in this Agreement shall restrict the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way provided that, in so doing, it does not use, disclose or disseminate any Confidential Information of the Receiving Party.

                  2.7 No Restriction On Reassignment. This Agreement shall not restrict reassignment of the Receiving Party's employees.

                  2.8 Third Party Restrictions. Nothing in this Agreement supersedes any restriction imposed by Third Parties on their Confidential Information, and there is no obligation on the Disclosing Party to conform Third Party agreements to the terms of this Agreement.

         3. Warranty Disclaimer.

         EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL CONFIDENTIAL INFORMATION IS PROVIDED ON AN "AS IS, WHERE IS" BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER WITH RESPECT TO CONFIDENTIAL INFORMATION, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

         4. Confidentiality of Agreement.

                  4.1 Obligations. Each party agrees that the Transaction Agreements and the terms and conditions thereof shall be treated as Confidential Information and that neither party will disclose such terms or conditions to any Third Party without the prior written consent of the other party, provided, however, that each party may disclose such terms and conditions of the Transaction Agreements marked as confidential:

                           4.1.1 as required by any court or other governmental
body (subject to Section 2.5("Compelled Disclosure"));


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                           4.1.2 as otherwise required by law (subject to
Section 2.5 ("Compelled Disclosure"));

                           4.1.3 in confidence, to legal counsel of the parties,
and their respective accountants, and other professional advisors to the extent necessary and appropriate;

                           4.1.4 in confidence to the parties' respective banks,
investors and other financing sources and their advisors to the extent necessary and appropriate;

                           4.1.5 in connection with the enforcement of the
Transaction Agreements to the extent necessary and appropriate; or

                           4.1.6 in confidence, in connection with an actual or
prospective merger or acquisition or similar transaction involving a party hereto, to the extent necessary and appropriate.

                  4.2 Ownership of Confidential Information. All Confidential Information of Discloser, and any Derivatives thereof whether created by such Discloser or the other party, as Recipient, shall remain the property of Discloser, and no license or other rights to Discloser's Confidential Information or Derivatives is granted or implied hereby. For purposes of this Agreement, "DERIVATIVES" shall mean: (a) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists and all other tangible media of expression) furnished by Discloser, Recipient, and which are designated in writing to be the property of Discloser, shall remain the property of Discloser.

         5. Term And Termination.

                  5.1 Term. This Agreement shall remain in full force and effect unless and until terminated by the mutual written agreement of the parties.

                  5.2 Survival. Sections 4 ("Confidentiality of Agreement") (with respect to Confidential Information acquired or disclosed prior to the date of termination), 3 ("Warranty Disclaimer"), 4 ("Confidentiality of Agreement"), 6 ("Dispute Resolution"), and 7 ("Miscellaneous Provisions") shall survive any termination of this Agreement.

         6. Dispute Resolution. Any and all controversies, disputes or claims arising out of, relating to, in connection with or resulting from this Agreement (or any amendment thereto or any transaction contemplated hereby or thereby), including as to its existence, interpretation, performance, non-performance, validity, breach or termination, including any claim based on contract, tort, statute or constitution and any claim raising questions of law, whether arising before or


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after termination of this Agreement, shall be deemed a Dispute as defined in
Section 4.6 of the Distribution Agreement and shall be resolved exclusively by, in accordance with, and subject to the procedures and limitations set forth in,
Section 4.6 of the Distribution Agreement.

         7. Miscellaneous Provisions.

                  7.1 Incorporation of Distribution Agreement. The miscellaneous provisions provided in Article V of the Distribution Agreement are incorporated herein by reference as though set forth in full, excepting only Section 5.15 of the Distribution Agreement.

                  7.2 Other Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters expressly covered by the Distribution Agreement and/or the other Ancillary Agreements. In the event of a conflict between this Agreement and the Distribution Agreement and/or any other Ancillary Agreement executed in connection herewith, the provisions of this Agreement shall prevail.

                  7.3 Injunctive Relief. A breach by either party of any of the promises or agreements contained herein will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law, and such other party shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

                  7.4 Export Restrictions. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or reexport any technical data, any products received from Disclosing Party, or the direct product of such technical data, to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

                  7.5 No Implied Rights. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to Confidential Information.

                  7.6 Infringement Suits. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for misappropriation of any of its Confidential Information or to defend any action or suit brought by a Third Party that alleges infringement of any intellectual property rights by the Receiving Party's authorized use of the Disclosing Party's Confidential Information.

         WHEREFORE, the parties have signed this Master Confidential Disclosure Agreement effective as of the Effective Date.


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ESS TECHNOLOGY, INC.                    VIALTA, INC.


By:                                     By:
   -----------------------------------     ------------------------------------

Name:                                   Name:
     ---------------------------------       ----------------------------------

Title:                                  Title:
      --------------------------------        ---------------------------------



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